Exhibit 99

Condensed Consolidated Statements of Income

(in millions)

	Three months ended December 31,		Year Ended December 31,
	(unaudited) 2002	2001	(unaudited) 2002	2001
Operating revenues	$695	$704	$2,719	$3,192

Operating expenses:
Purchased power, cost of gas and demand side management	402	436	1,506	1,983
Operations and maintenance	109	111	432	417
Depreciation and amortization	65	56	239	231
Taxes	44	36	204	210
Total operating expenses	620	639	2,381	2,841

Operating income	75	65	338	351

Other income (expense):
Interest charges	(45)	(43)	(176)	(179)
Impact of RCN investment (1)	10	-	(18)	(174)
Other income (deductions), net	9	7	20	5

Net income	49	29	164	3
Preferred dividends of subsidiary	-	(1)	(2)	(5)
Earnings (loss) available for common shareholders	$49 =====	$28 =====	$162 ====	$(2) =====

  (1) The net impact of NSTAR's investment in RCN Corporation for the fourth quarter of 2002 includes a net tax benefit of $10 million that reflects the recognition of a tax benefit of $20 million related to the investment in RCN Corporation offset, in part, by an additional impairment charge of $10 million related to a further decline in RCN Corporation’s share price. The impact for the year 2002 includes net impairment charges related to the RCN Corporation investment of $18 million, compared to a charge of $174 million in 2001.

Condensed Consolidated Balance Sheets

(in millions)	December 31,
	(unaudited 2002)	2001
Assets
Property, plant and equipment, net	$2,978	$2,731
Investments	52	96
Current assets	506	658
Regulatory assets and goodwill (2)	2,438	1,490
Other deferred debits	134	353
Total assets	$6,108 =====	$5,328 ======
Capitalization and Liabilities
Common equity	$1,299	$1,263
Long-term debt and preferred stock	2,134	1,935
Current liabilities	889	1,263
Deferred taxes	630	617
Other deferred credits (2)	1,156	250
Total capitalization and liabilities	$6,108 =====	$5,328 =====

(2) The increase in Other deferred credits reflects the recognition in 2002 of above-market costs of $701 million associated with certain power contracts that are considered to be derivative instruments and $178 million representing an additional minimum pension liability.  Correspondingly, NSTAR recorded a regulatory asset for the additional minimum pension liability in accordance with a recent accounting order approved by the Massachusetts Department of Telecommunications and Energy and recorded a regulatory asset for the above-market purchased power costs.

Unit Sales – Periods Ended December 31,

Electric Sales – gWh

	Three Months		%	Twelve Months		%
	2002	2001	Change	2002	2001	Change
Residential	1,493	1,374	8.7%	6,118	5,999	2.0%
Commercial	3,007	2,911	3.3%	12,088	11,871	1.8%
Industrial and other	474	483	(1.9)%	1,970	2,067	(4.7)%
Total	4,974 =====	4,768 ====	4.3%	20,176 =====	19,937 =====	1.2%

Gas Sales and Transportation - BBTU

	Three Months		%	Twelve Months		%
	2002	2001	Change	2002	2001	Change
Residential	8,101	5,149	57.3%	20,913	20,627	1.4%
Commercial	4,475	3,381	32.4%	13,781	13,457	2.4%
Industrial and other	2,139	1,976	8.2%	7,492	7,830	(4.3)%
Total	14,715 =====	10,506 ====	40.1%	42,186 ====	41,914 =====	0.6%